EXHIBIT  99.1

FOR IMMEDIATE RELEASE
Date: April 23, 2015
For Further Information Contact:
Donald E. Gibson
President & CEO
(518) 943-2600
donaldg@tbogc.com

Michelle M. Plummer, CPA
EVP, COO & CFO
(518) 943-2600
michellep@tbogc.com

Greene County Bancorp, Inc. Reports Record Net Income For The Nine Months Ended March 31, 2015 and Completes Expansion in Ulster County

Catskill, N.Y. -- (BUSINESS WIRE) – April 23, 2015 -- Greene County Bancorp, Inc. (the “Company”) (NASDAQ: GCBC), the holding company for The Bank of Greene County and its subsidiary Greene County Commercial Bank, today reported net income for the nine and three months ended March 31, 2015, which is the third quarter of the Company’s fiscal year ending June 30, 2015.  Net income for the nine and three months ended March 31, 2015 was $5.4 million, or $1.27 per basic and $1.26 per diluted share, and $1.8 million, or $0.42 per basic and diluted share, respectively, as compared to $5.0 million, or $1.18 per basic and $1.17 per diluted share, and $1.5 million, or $0.36 per basic and $0.35 per diluted share, for the nine and three months ended March 31, 2014, respectively.  Net income increased $395,000, or 7.9% when comparing the nine months ended March 31, 2015 and 2014, and increased $288,000, or 19.3% when comparing the three months ended March 31, 2015 and 2014.

Donald Gibson, President & CEO stated: “I am pleased to report another very solid quarter. More importantly than performance in any one quarter, however, is our record of compounding shareholder capital over time. On this measure, we continue to set a very high standard.

On April 13, 2015, for the fourth consecutive year, Greene County Bancorp, Inc. was recognized by investment banking firm KBW for our exceptional 10 year track record. This year only 25 U.S. banking institutions, out of nearly 400 total companies screened, made the honor roll. Honor roll winners are publicly traded banking institutions with more than $500 million in assets that met the following conditions (excluding extraordinary items):

1)	No annual loss in net income per share reported over the past 10 years;
2)	2014 annual net income per share equal to or greater than the peak net income per share reported over the past 10 years; and
3)	Consecutive increases in net income per share since 2009.

I am also pleased to report that we completed renovations and opened our new full service branch located at 2 Miron Lane, Kingston, NY during the quarter ended March 31, 2015. This branch represents our first in Ulster County and has been extremely well received. We look forward to serving the needs of customers and expanding our footprint in all of our primary business lines including retail, commercial, and municipal banking.”

Selected highlights for the nine and three months ended March 31, 2015 are as follows:

•	Net interest income increased $1.4 million to $17.4 million for the nine months ended March 31, 2015 from $16.0 million for the nine months ended March 31, 2014. Net interest income increased $534,000 to $5.9 million for the three months ended March 31, 2015 from $5.4 million for the three months ended March 31, 2014. The expansion of the net interest spread and margin, along with an increase in average loan balances, led to an increase in net interest income when comparing the nine and three months ended March 31, 2015 and 2014.

•	Net interest spread increased 6 basis points to 3.36% as compared to 3.30% when comparing the nine months ended March 31, 2015 and 2014, respectively. Net interest margin increased 5 basis points to 3.43% for the nine months ended March 31, 2015 as compared to 3.38% for the nine months ended March 31, 2014. Net interest spread increased 7 basis points to 3.32% as compared to 3.25% when comparing the three months ended March 31, 2015 and 2014, respectively. Net interest margin increased 7 basis points to 3.39% for the three months ended March 31, 2015 as compared to 3.32% for the three months ended March 31, 2014.
•	The provision for loan losses amounted to $1.1 million for the nine months ended March 31, 2015 and 2014. The provision for loan losses amounted to $416,000 and $288,000 for the three months ended March 31, 2015 and 2014, respectively. The higher level of provision in the three months ended March 31, 2015 was the result of loan growth within the period, specifically within nonresidential and commercial loans. The allowance for loan losses to total loans receivable decreased to 1.77% as of March 31, 2015 as compared to 1.83% as of June 30, 2014.
•	Net charge-offs amounted to $727,000 and $808,000 for the nine months ended March 31, 2015 and 2014, respectively, and amounted to $388,000 and $118,000 for the three months ended March 31, 2015 and 2014, respectively.
•	Nonperforming loans amounted to $5.8 million and $6.2 million at March 31, 2015 and June 30, 2014, respectively.
•	Noninterest income increased $246,000, or 6.3%, to $4.2 million for the nine months ended March 31, 2015 as compared to $3.9 million for the nine months ended March 31, 2014, primarily due to an increase in service charges on deposits and debit card fees resulting from continued growth in the number of checking accounts with debit cards, as well as an increase in fees collected on loans which are included in other operating income. Noninterest income remained flat, totaling $1.3 million when comparing the three months ended March 31, 2015 and 2014.
•	Noninterest expense increased $1.4 million, or 11.9%, to $13.2 million for the nine months ended March 31, 2015 as compared to $11.8 million for the nine months ended March 31, 2014. Noninterest expense increased $179,000, or 4.2%, to $4.5 million for the three months ended March 31, 2015 as compared to $4.3 million for the three months ended March 31, 2014. All expense categories increased when comparing the nine months ended March 31, 2015 and 2014. The most notable increases included salaries and employee benefits, occupancy expense and equipment and furniture expense, service and data processing fees, computer software, supplies and support, and legal and professional fees. Similarly, most noninterest expense categories increased when comparing the three months ended March 31, 2015 and 2014, with the exception of salaries and employee benefits and computer software, supplies and support.
•	The $430,000 increase in salaries and employees benefits, when comparing the nine months ended March 31, 2015 and 2014, was primarily due to an increase in the number of employees resulting from opening a new branch office. Also impacting salaries for the nine and three months ended March 31, 2015 and 2014, respectively, were employee annual salary increases. Offsetting the increase in salaries during the three months ended March 31, 2015 compared to March 31, 2014 was a decrease in medical expenses. Beginning January 1, 2015, the Company switched from a self-insured medical plan to a high deductible medical plan, which has resulted in a decrease of $189,000 in medical expenses when comparing the three months ended March 31, 2015 and 2014.
•	The $221,000 and $33,000 increase in service and data processing fees when comparing the nine and three months ended March 31, 2015 and 2014, respectively, were the result of higher debit card processing fees. During the nine and three months ended March 31, 2014, the Company had paid reduced fees as a result of renegotiation of the contract between the Company and its vendor. These incentives have since expired, resulting in the higher fees paid during the nine and three months ended March 31, 2015.

•	The increases in occupancy expenses and equipment and furniture expenses of $196,000 and $156,000 when comparing the nine and three months ended March 31, 2015 and 2014, respectively, were the result of the opening of a new branch location as well as the relocation of lending operations to a new building.
•	The $122,000 increase in computer software, supplies and support when comparing the nine months ended March 31, 2015 and 2014 was the result of a fee paid to one of the Company’s vendors related to the renegotiation of the contract for support services during the quarter ended September 30, 2014. Computer software, supplies and support expenses decreased $10,000 when comparing the three months ended March 31, 2015 and 2014.
•	The increase in legal and professional fees was primarily due to the Company incurring $155,000 of expenses related to the formation of a pooled captive insurance company which was established in the quarter ended December 31, 2014. This newly formed company, Greene Risk Management, Inc. was formed as a subsidiary of Greene County Bancorp, Inc. to provide additional insurance coverage for the Company and its subsidiaries related to the operations of the Company for which insurance may not be economically feasible.
•	Included in other expenses were write-downs on foreclosed real estate in the amount of $107,000 and $9,000 for the nine and three months ended March 31, 2015, respectively. These write-downs were the result of either obtaining updated appraisals on the properties or the acceptance of an offer to purchase the property at a value lower than the recorded value.
•	The effective tax rate was 25.5% and 21.4% for the nine and three months ended March 31, 2015, compared to 28.3% and 26.6% for the nine and three months ended March 31, 2014. The effective tax rate has continued to decline as a result of income derived from tax exempt bonds and loans as well as continued loan growth within the Company’s real estate investment trust subsidiary. Also contributing to the lower effective income tax rate is the tax benefits derived from the Company’s pooled captive insurance company, as premium income received by the pooled captive insurance company is exempt from income taxes. The premiums paid to the pooled captive insurance company by the Company and its banking subsidiaries are tax deductible.
•	Total assets of the Company were $734.0 million at March 31, 2015 as compared to $674.2 million at June 30, 2014, an increase of $59.8 million, or 8.9%.
•	Securities available for sale and held to maturity amounted to $250.2 million, or 34.1% of assets, at March 31, 2015 as compared to $238.1 million, or 35.3% of assets, at June 30, 2014, an increase of $12.1 million, or 5.1%.
•	Net loans receivable increased $36.0 million, or 9.0%, to $435.3 million at March 31, 2015 from $399.3 million at June 30, 2014. The loan growth experienced during the period consisted primarily of $23.7 million in nonresidential real estate loans, $5.2 million in construction loans, $334,000 in multi-family mortgage loans, $279,000 in home equity loans, and $7.1 million in non-mortgage loans, and was partially offset by a $303,000 decrease in residential mortgage loans, and a $405,000 increase in the allowance for loan losses.
•	Total deposits increased $55.2 million, or 9.4%, to $644.8 million at March 31, 2015 from $589.6 million at June 30, 2014. The increase in deposits is primarily the result of an increase in municipal deposits held at Greene County Commercial Bank due to the collection of taxes and state funding during the three months ended March 31, 2015.
•	The Company had $17.3 million of long-term borrowings with the Federal Home Loan Bank at March 31, 2015 compared to $3.2 million of short term borrowings and $14.5 million of long-term borrowings at June 30, 2014.
•	Total shareholders’ equity increased $4.7 million to $65.9 million, or 9.0% of total assets, at March 31, 2015, from total equity of $61.2 million, or 9.1% of total assets, at June 30, 2014.

Greene County Bancorp, Inc. is the direct and indirect holding company, respectively, for The Bank of Greene County, a federally chartered savings bank, and Greene County Commercial Bank, a New York-chartered commercial bank, headquartered in Catskill, New York.  Our primary market area is the Hudson Valley in New York State.  For more information on Greene County Bancorp, Inc., visit www.tbogc.com.

This press release contains statements about future events that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual results could differ materially from those projected in the forward-looking statements.  Factors that might cause such a difference include, but are not limited to, general economic conditions, changes in interest rates, regulatory considerations, competition, technological developments, retention and recruitment of qualified personnel, and market acceptance of the Company’s pricing, products and services.

(END)

	At or for the Nine		At or for the Three
	Months Ended March 31,		Months Ended March 31,
	2015	2014	2015	2014
Dollars In thousands, except share and per share data
Interest income	$19,115	$17,731	$6,467	$5,954
Interest expense	1,704	1,760	579	600
Net interest income	17,411	15,971	5,888	5,354
Provision for loan losses	1,132	1,109	416	288
Noninterest income	4,160	3,914	1,251	1,248
Noninterest expense	13,227	11,838	4,454	4,275
Income before taxes	7,212	6,938	2,269	2,039
Tax provision	1,842	1,963	485	543
Net Income	$5,370	$4,975	$1,784	$1,496

Basic EPS	$1.27	$1.18	$0.42	$0.36
Weighted average shares outstanding	4,217,447	4,203,350	4,220,940	4,211,531

Diluted EPS	$1.26	$1.17	$0.42	$0.35
Weighted average diluted shares outstanding	4,248,057	4,239,657	4,250,523	4,243,398

Dividends declared per share [3]	$0.54	$0.525	$0.18	$0.175

Selected Financial Ratios
Return on average assets[1]	1.03%	1.02%	1.00%	0.90%
Return on average equity[1]	11.27%	11.50%	10.97%	10.13%
Net interest rate spread[1]	3.36%	3.30%	3.32%	3.25%
Net interest margin[1]	3.43%	3.38%	3.39%	3.32%
Efficiency ratio[2]	61.32%	59.53%	62.39%	64.75%
Non-performing assets to total assets	0.93%	0.97%
Non-performing loans to net loans	1.34%	1.55%
Allowance for loan losses to non-performing loans	134.04%	120.74%
Allowance for loan losses to total loans	1.77%	1.84%
Shareholders’ equity to total assets	8.97%	8.54%
Dividend payout ratio[3]	42.52%	44.49%
Actual dividends paid to net income[4]	27.06%	20.12%
Book value per share	$15.60	$14.19

1 Ratios are annualized when necessary.
2 Noninterest expense divided by the sum of net interest income and noninterest income.
3 The dividend payout ratio has been calculated based on the dividends declared per share divided by basic earnings per share.  No adjustments have been made to account for dividends waived by Greene County Bancorp, MHC (“MHC”), the owner of 54.6% of the Company’s shares outstanding.
4 Dividends declared divided by net income.  The MHC waived its right to receive dividends declared during the six months ended December 31, 2014 and the nine months ended March 31, 2014.  The MHC did not waive its right to receive dividends declared during the three months ended March 31, 2015.

	As of March 31, 2015	As of June 30, 2014
(Dollars In thousands)
Assets
Total cash and cash equivalents	$24,823	$13,809
Long term certificate of deposit	1,230	250
Securities- available for sale, at fair value	72,207	56,151
Securities- held to maturity, at amortized cost	177,973	181,946
Federal Home Loan Bank stock, at cost	1,354	1,561

Gross loans receivable	442,223	405,841
Less: Allowance for loan losses	(7,824)	(7,419)
Unearned origination fees and costs, net	911	887
Net loans receivable	435,310	399,309

Premises and equipment	14,423	14,307
Accrued interest receivable	3,204	2,710
Foreclosed real estate	1,003	473
Prepaid expenses and other assets	2,504	3,645
Total assets	$734,031	$674,161

Liabilities and shareholders’ equity
Noninterest bearing deposits	$68,891	$67,446
Interest bearing deposits	575,950	522,128
Total deposits	644,841	589,574

Borrowings from FHLB, short term	-	3,150
Borrowings from FHLB, long term	17,300	14,500
Accrued expenses and other liabilities	6,037	5,737
Total liabilities	668,178	612,961
Total shareholders’ equity	65,853	61,200
Total liabilities and shareholders’ equity	$734,031	$674,161
Common shares outstanding	4,222,357	4,213,757
Treasury shares	83,313	91,913